For Release Tuesday, February 8, 2005; 8:00 AM EST

CYBERONICS REPORTS Q3 RESULTS

Conference Call Scheduled for Tuesday, February 8 at 9:00AM EST

HOUSTON, Texas, February 8, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the third quarter ended January 28, 2005 of its fiscal year ending April 29, 2005. Net sales were $26.2 million, compared to net sales of $28.4 million for the quarter ended January 23, 2004 and net sales guidance of $25 million for the current quarter. U.S. net sales for the third quarter were $23.0 million compared to U.S. net sales of $25.3 million for the same quarter last year. International sales for the third quarter were $3.2 million, compared to $3.1 million for the same quarter last year.

Net sales for the nine months ended January 28, 2005 were $76.8 million compared to net sales of $84.4 million for the nine months ended January 23, 2004. Net sales for the nine months ended January 28, 2005 included $67.9 million from the U.S. market and $8.9 million from international markets, compared to net sales of $77.2 million from the U.S. market and $7.2 million from international markets for the same period last year.

Net loss for the quarter ended January 28, 2005 was $0.8 million, or $0.03 per fully diluted share, compared to net earnings of $1.6 million, or $0.06 per fully diluted share for the quarter ended January 23, 2003. Net loss for the quarter was favorable to the Company’s guidance of a net loss of $3.3 million, or $0.13 per fully diluted share. Net loss for the nine months ended January 28, 2005 was $5.8 million, or $0.24 per fully diluted share, compared to net income of $8.0 million, or $0.31 per fully diluted share for the nine months ended January 23, 2004.

Cash on hand on January 28, 2005 totaled $55.3 million, increasing by $0.8 million from cash on hand reported last quarter and decreasing by $3.1 million from the $58.4 million in cash on hand as of our fiscal year end, April 30, 2004. Borrowings under the Company’s $20.0 million line of credit decreased from $10.0 million on April 30, 2004 to $3.0 million on January 28, 2005.

Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer commented, “Our goals for fiscal 2005 are to obtain clarity and certainty with regard to the U.S. depression regulatory timeline, maintain our epilepsy business and improve the scalability and profitability of our business model. We made good progress towards all three of those objectives this quarter. On February 2, 2005 Cyberonics received a letter from FDA stating that Cyberonics’ VNS Therapy SystemTM is approvable as a long-term adjunctive treatment for patients over the age of 18 with chronic or recurrent treatment-resistant depression in a major depressive episode that has not responded to at least four adequate antidepressant treatments. Final approval is conditional on final labeling, final protocols for a post-approval dosing optimization study and patient registry, satisfactory compliance with Quality System Regulations (QSR) and satisfactory resolution of any outstanding bioresearch monitoring issues. Cyberonics and FDA have already made good progress towards resolving the approvable conditions, and based on that progress, Cyberonics is building its organization to support a potential late May 2005 launch in conjunction with the annual American Psychiatric Association meeting.

“We also saw improvements in Q3 in our epilepsy business and the scalability and profitability of our organization and business model,” continued Mr. Cummins. “Q3 was our best quarter of the year in terms of total sales, sequential sales growth, epilepsy contribution margin, gross margin and net loss. These improvements occurred during a traditionally difficult holiday quarter when our U.S. sales organization spent more than two weeks away from epilepsy sales duties in depression training.”

“Our guidance for the fourth quarter ending April 29, 2005 reflects our preparations for a possible May launch in depression,” added Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “In Q4, we expect that increased investments in the depression launch will adversely affect both the top and bottom line. We are planning on investing approximately 15% of our U.S. sales organization’s time in development, training and recruiting activities. The impact of this investment, as well as the investment of U.S. field sales days that we made in Q3, will likely have an adverse effect on epilepsy sales for the quarter. We expect net sales for the fourth quarter to be in the range of $21.0 million to $25.0 million. We are also planning a significant investment in financial resources to prepare for a late May launch. We expect to spend a minimum of $7.0 million in depression launch activities, including programs in marketing, recruiting, training and development, as well as the additional headcount costs associated with expanding our U.S. sales force from 140 to over 280 personnel. As a result of the range of sales outcomes and the additional depression launch expenses, we expect net loss for the fourth quarter to be in the range of $8.5 million to $12.2 million, or $0.35 to $0.50 per share.”

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

A conference call to discuss this press release will be held at 9:00 AM EST on Tuesday, February 8, 2005. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 3924874; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 3924874.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within two hours after the completion of the webcast and available for one year. The conference call slides will be available on our website www.cyberonics.com by 8:00 AM EST on Tuesday, February 8.

MERRILL LYNCH GLOBAL PHARMACEUTICAL, BIOTECHNOLOGY & MEDICAL DEVICE CONFERENCE AND INVESTOR DINNER

Cyberonics’ senior management will be attending the Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device Conference at the Grand Hyatt Hotel in New York City on February 8 – 10, 2005. Cyberonics’ presentation will occur at 3:45 PM on Wednesday, February 9. Presentation slides will be available on line at www.cyberonics.com beginning Wednesday, February 9, 2005 at 8:00 AM EST. Merrill Lynch will host a webcast of the presentation live and by replay at http://www.wsw.com/webcast/ml32/cybx/ or by going to www.cyberonics.com and clicking on the link for this webcast. The replay of the webcast will be available for 14 days following the presentation. Access to the webcast and webcast replay is not protected by a password.

Cyberonics is hosting an invitation-only Investor Dinner from 6:00 PM to 9:00 PM on Wednesday, February 9 at the Grand Hyatt Hotel in New York City. A live webcast and replay will also be available. Dinner speakers will include Skip Cummins, Chairman of the Board and Chief Executive Officer, Dr. Richard L. Rudolph, Vice President Clinical and Medical Affairs and Chief Medical Officer, Michael A. Cheney, Vice President Marketing, Shawn P. Lunney, Vice President Market Development and Pamela B. Westbrook, Vice President Finance and Administration and Chief Financial Officer. Presentation slides will be available on line at www.cyberonics.com beginning Wednesday, February 9, 2005 at 8:00 AM EST. Cyberonics will host a webcast of the presentation live and by replay at www.cyberonics.com/InvestorDinner. The replay of the webcast will be available on our website. Access to the webcast and webcast replay is not protected by a password.

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company’s initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 27,000 epilepsy patients in 24 countries have accumulated over 79,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer’s disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning guidance for fiscal 2005 relating to anticipated sales, gross profit margin, operating expenses and earnings, and earnings per share, maintaining and obtaining appropriate regulatory approvals, including an approval for use of VNS Therapy for treatment-resistant depression, launching VNS Therapy in the treatment-resistant depression market as early as May 2005, developing VNS Therapy as a treatment for depression, maintaining our epilepsy business, and improving the scalability and profitability of our business model. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed in from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7200	Main: (781) 684-0770 ext. 6587
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 28, 2005	April 30, 2004
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$55,259,194	$58,363,731
Accounts receivable, net	16,703,683	16,951,176
Inventories	7,112,508	7,793,856
Other current assets	3,178,679	2,663,299

Total Current Assets	82,254,064	85,772,062
Property and equipment, net and other assets	7,900,380	8,524,462

	$90,154,444	$94,296,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,557,987	$25,316,045
Stockholders’ equity	70,596,457	68,980,479

	$90,154,444	$94,296,524

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 28, 2005	January 23, 2004	January 28, 2005	January 23, 2004
Net sales	$26,212,509	$28,434,662	$76,782,625	$84,413,682
Cost of sales	3,753,623	4,354,335	12,258,207	12,705,777

Gross Profit	22,458,886	24,080,327	64,524,418	71,707,905

Operating Expenses:
Selling, general and administrative	18,963,636	19,038,560	56,718,727	51,774,223
Research and development	4,535,300	3,996,887	13,940,006	12,387,065

Total Operating Expenses	23,498,936	23,035,447	70,658,733	64,161,288

Earnings (loss) From Operations	(1,040,050)	1,044,880	(6,134,315)	7,546,617
Interest Income	292,963	133,660	666,868	330,982
Interest Expense	(100,672)	(147,800)	(336,992)	(424,882)
Other Expense	35,455	416,987	66,466	707,854

Earnings (loss) before income taxes	(812,304)	1,447,727	(5,737,973)	8,160,571
Income tax expense (benefit)	4,983	(147,319)	14,294	155,532

Net Earnings (loss)	$(817,287)	$1,595,046	$(5,752,267)	$8,005,039

Basic earnings (loss) per share	$(0.03)	$0.07	$(0.24)	$0.35
Diluted earnings (loss) per share	$(0.03)	$0.06	$(0.24)	$0.31

Shares used in computing basic earning:	23,933,766	23,094,598	23,852,921	22,768,242
Shares used in computing diluted earning:	23,933,766	26,654,264	23,852,921	26,085,410